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Exhibit 10.1

SHAREHOLDERS AGREEMENT

by and between

SUPERIOR ESSEX INC.

SE HOLDING, C.V.

NEXANS

NEXANS PARTICIPATIONS

and

ALTENSYS SAS

Dated as of October 21, 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1. Certain Definitions	1
ARTICLE 2 VOTING AGREEMENT	7
ARTICLE 3 ADDITIONAL AGREEMENTS	7
3.1. Additional Capital Contributions; Loans	7
3.2. Competition; Non-Solicitation	8
3.3. Purchase of Acquired Business	9
3.4. Information and Access	10
ARTICLE 4 TRANSFER RESTRICTIONS	10
4.1. Transfer Restrictions	10
4.2. Right of First Refusal	11
4.3. Tag-along Right	12
4.4. Drag-along Right	12
4.5. Limitation on the Right of First Refusal, Tag-along Right and Drag-along Right	12
4.6. Nexans Put Right	12
4.7. Essex Call Right	17
4.8. Change of Control	17
ARTICLE 5 TERMINATION	17
5.1. Termination	17
5.2. Right to Acquire Shares	17
5.3. Effect of Termination; Survival	18
ARTICLE 6 DISPUTE RESOLUTION	18
ARTICLE 7 MISCELLANEOUS	18
7.1. Governing Law	18
7.2. Notices	18
7.3. Severability	19
7.4. Counterparts	19
7.5. Headings	19
7.6. Successors and Assigns	19
7.7. Entire Agreement; Waiver	19
7.8. No Relief of Liabilities	19
7.9. Further Assurances	20
7.10. Third Party Beneficiaries	20
Schedule 1.1(A) Permitted Chinese Products	22
Schedule 1.1(B) Territory	23
Exhibit 3.2.1 Permitted Exports by Essex	24

i

        THIS SHAREHOLDERS AGREEMENT is dated as of October 21, 2005, by and between Superior Essex Inc., a Delaware corporation ("Superior"), SE Holding, C.V., a Dutch limited partnership ("Essex Netherlands"), Nexans, a French société anonyme ("Nexans"), Nexans Participations, a French société anonyme ("Participations"), and Altensys, SAS, a French société par actions simplifée (the "JV Holding Company").

        WHEREAS, the JV Holding Company (together with its Subsidiaries) is a joint venture established by Superior and Nexans for the purpose of manufacturing, developing, selling and distributing winding wire, enamels, varnishes and related products;

        WHEREAS, the authorized capital stock of the JV Holding Company consists of 2,524,375 shares of € 16 par value (the "Shares");

        WHEREAS, the Essex Shareholder owns 59% of the Shares and the Nexans Shareholder owns 41% of the Shares;

        WHEREAS, as of the date hereof, Essex Netherlands is the sole Essex Shareholder and Participations is the sole Nexans Shareholder; and

        WHEREAS, the Shareholders desire to restrict the transfer of the Shares and provide certain terms and conditions for the management and operation of the Joint Venture;

        NOW, THEREFORE, for and in consideration of the premises and mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

        1.1.    Certain Definitions.    For the purposes of this Agreement, the following terms shall have the following meanings:

          "Adjusted EBITDA" shall have the meaning given to such term in the Contribution Agreement.

          "Affiliate" shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made, including, without limitation, any Parent Entity or Subsidiary of such Person.

          "After-Tax" means, in respect of any costs reflected in the consolidated income statement of the Joint Venture for any period, the amount of such costs adjusted to reflect any related income tax benefit, reflected in the consolidated income statement of the Joint Venture for such period.

          "Agreement" shall mean this Shareholders Agreement, as may be amended from time to time, and all Exhibits and Schedules hereto.

          "Articles" shall mean the Bylaws (statuts) of the JV Holding Company, as amended from time to time.

          "Board" shall mean the Board of Directors of the JV Holding Company.

          "Business" shall mean the manufacturing, development, sale and distribution of winding wire, enamel, varnishes and related products.

          "Call Price" shall mean an amount equal to the sum of (1) the product of (i) the Nexans Shareholder's Percentage Interest, and (ii) the Initial Net Equity Value, plus (A) 100% of the post-Closing Cumulative Adjusted Net Income, and (B) 100% of any and all post-Closing capital contributions to the JV Holding Company, minus any and all post-Closing distributions to the Shareholders by the JV Holding Company, plus (2) if the Call Right is exercised on or after September 30, 2008, the Premium Amount, if any. Cumulative Adjusted Net Income shall be determined with respect to the most recent audited annual or unaudited quarterly consolidated income statement of the Joint Venture at the relevant date. For purposes of calculating the Premium Amount due under the preceding clause (2):

            (a)   if the Call Right is exercised prior to September 30 of a fiscal year of the Joint Venture, the Adjusted EBITDA of the Joint Venture will be measured as of the end of the prior fiscal year;

            (b)   if the Call Right is exercised during the last quarter of the fiscal year, the Premium Amount will be measured as of the end of the current fiscal year; provided, however, that the Premium Amount shall be initially paid based on the Adjusted EBITDA of the Joint Venture for the immediately preceding fiscal year and any supplemental amount due, or credit amount owed, based on the Adjusted EBITDA of the Joint Venture for the current fiscal year will be paid by the Essex Shareholder or the Nexans Shareholder, as applicable, within thirty (30) days following the completion of the audited financial statements of the Joint Venture for the current fiscal year; and

            (c)   if the Put Right has expired without exercise, no Premium Amount shall be paid.

          "Call Right" shall have the meaning given to such term in Section 4.7.

          "Change of Control" shall mean (a) the sale, assignment, Transfer or other disposition by a Shareholder of all or substantially all of its assets (other than to an Affiliate of such Shareholder), (b) with respect to the Nexans Shareholder, any transaction that results in any Person, other than Nexans or an Affiliate thereof, (i) beneficially owning more than 50% of the voting securities of the Nexans Shareholder, or (ii) having the power to direct or cause the direction of the management and policies of the Nexans Shareholder, whether by Contract or otherwise, or (c) with respect to the Essex Shareholder, any transaction that results in any Person, other than Essex or an Affiliate thereof, (i) beneficially owning more than 50% of the voting securities of the Essex Shareholder, or (ii) having the power to direct or cause the direction of the management and policies of the Essex Shareholder, whether by Contract or otherwise.

          "Closing" shall mean the consummation of the transactions contemplated by the Contribution Agreement.

          "Contracts" shall mean all agreements, contracts, leases and subleases, purchase and sale orders, arrangements, commitments, non-governmental licenses, notes, mortgages, indentures or other obligations.

          "Contribution Agreement" shall mean the Contribution and Formation Agreement, dated as of July 27, 2005, entered into by and among Essex Group, Inc., Essex Netherlands, Nexans, Participations, Superior, Nexans Wires and Lacroix & Kress GmbH.

          "Contribution Price Per Share" shall mean an amount equal to (1) the Initial Net Equity Value, plus 100% of (x) the Cumulative Adjusted Net Income and (y) the post-Closing capital contributions to the JV Holding Company, minus the post-Closing distributions to the Shareholders by the JV Holding Company, divided by (2) the Total Outstanding Shares. Cumulative Adjusted Net Income shall be determined as of the date of the most recent audited annual or unaudited quarterly consolidated income statement of the Joint Venture at the relevant date.

          "Control" as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Entity through the ownership of voting securities or by contract, including, without limitation, through the ownership of more than 50% of the voting securities of such Entity.

          "Credit Facility" shall mean the Agreement for the Sale of Receivables, in the maximum amount of €35,000,000, between Société Générale, the JV Holding Company and the other parties thereto.

          "Cumulative Adjusted Net Income" shall mean the cumulative consolidated After-Tax net income of the Joint Venture minus the cumulative consolidated net losses of the Joint Venture, as adjusted by adding, without duplication, (1) the cumulative After-Tax Nexans Facility Restructuring Costs in an aggregate amount no greater than the Nexans Facility Restructuring Cost Limit for each relevant period, (2) the cumulative After-Tax amount of any fees payable by the Joint Venture under the Management Services Agreement (or otherwise paid to Essex or one of its Affiliates for similar services) in excess of € 1 million per year (without taking into account any reimbursement of external costs paid in accordance with the Management Services Agreement), (3) actual After-Tax external costs of measures taken at the level of the Joint Venture to facilitate compliance by Superior with the Sarbanes-Oxley Act of 2002 in an amount not to exceed €250,000 per year, (4) any After-Tax amounts paid by the Joint Venture pursuant to Section 4.7 of the Contribution Agreement, and (5) any Purchase Accounting Adjustment Amounts. The foregoing amounts shall be added back to net income in the period or periods during which and to the extent they are charged against net income of the Joint Venture.

          "Directors" shall mean the directors serving on the Board.

          "EBITDA" shall have the meaning assigned to that term in the Contribution Agreement.

          "Entity" shall mean any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture organization, entity or business.

          "Essex Directors" shall mean the members of the Board that the Essex Shareholder has the right to appoint in accordance with the Articles.

          "Essex Shareholder" shall have the meaning given to that term in the Articles.

          "Flytex" means Nexans Winding Wires S.A.S. (formerly Flytex), a French société par actions simplifiée.

          "Governmental Entity" shall mean any governmental or regulatory authority, court, agency, commission, body or other similar entity.

          "Independent Expert" shall have the meaning given to that term in the Contribution Agreement.

          "Initial Net Equity Value" shall have the meaning given to such term in the Contribution Agreement.

          "Insolvency Event" shall mean the institution by or against Superior of (i) any bankruptcy, reorganization or other proceeding under any United States federal or state bankruptcy, insolvency or similar law, or (ii) any dissolution or liquidation proceeding, which, in either case, if instituted against Superior, is not dismissed within sixty (60) days.

          "Joint Venture" shall mean collectively, the JV Holding Company and its Subsidiaries.

          "Laws" means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards, and decrees of, or issued or entered by, any Governmental Entity.

          "Lock-Up Period" shall mean the period commencing on the date hereof and continuing until the earlier to occur of (i) the expiration of the Put Period, and (ii) June 30, 2011.

          "Management Services Agreement" shall have the meaning given to such term in the Contribution Agreement.

          "Nexans Directors" shall mean the members of the Board that the Nexans Shareholder has the right to appoint in accordance with the Articles.

          "Nexans Facility" shall have the meaning given to such term in the Contribution Agreement.

          "Nexans Facility Restructuring Costs" shall have the meaning given to such term in the Contribution Agreement.

          "Nexans Shareholder" shall have the meaning given to that term in the Articles.

          "Parent Entity" shall mean, with respect to any Entity that is a Subsidiary of a Person, the Person that, directly or indirectly, owns at least fifty percent (50%) of the equity of such Subsidiary.

          "Percentage Interest" shall mean a Shareholder's percentage interest in the Total Outstanding Shares as determined by dividing the number of Total Outstanding Shares owned by such Shareholder by the number of Total Outstanding Shares then owned by all Shareholders.

          "Permitted Chinese Products" shall mean the products described on Schedule 1.1(A)attached hereto.

          "Person" shall mean any natural person or Entity.

          "Premium Amount" shall mean an amount, if any, calculated as follows:

            (a)   if the Adjusted EBITDA of the Joint Venture for the fiscal year ended December 31, 2006 is €9,000,000 or more, the product of €5,000,000 multiplied by the percentage below set forth opposite the applicable Adjusted EBITDA of the Joint Venture for the fiscal year for which the calculation is made:

Adjusted EBITDA	Percentage
(million Euros)
€14 – 16	50%
€16 – 18	67%
More than €18	100%

    OR

            (b)   if the Adjusted EBITDA of the Joint Venture for the fiscal year ended December 31, 2006 is less than €9,000,000, the product of €10,000,000 multiplied by the percentage below set forth opposite the applicable Adjusted EBITDA of the Joint Venture for the fiscal year for which the calculation is made:

Adjusted EBITDA	Percentage
(million Euros)
€14 – 16	50%
€16 – 18	67%
More than €18	100%

            (c)   if the 2006 EBITDA Targets (as defined in the Contribution Agreement) are adjusted pursuant to Section 2.7.1 of the Contribution Agreement, then all of the Adjusted 2006 EBITDA figures set forth in paragraphs (a) and (b) of this definition with respect to 2006 shall be adjusted by multiplying by a fraction, the numerator of which is the 2006 EBITDA Targets after the adjustment made pursuant to Section 2.7.1 of the Contribution

    Agreement, and the denominator of which is the 2006 EBITDA Targets prior to such adjustment.

            (d)   In the event that there is a sale or disposal (or acquisition) of Production Assets (whether directly or indirectly through the sale, disposal or acquisition of a Person that owns Production Assets) which would, or is reasonably likely to, result in a reduction (or increase) in projected Adjusted EBITDA (as set forth in the latest budget and business plan of the Joint Venture approved by the Board most recently prior to such sale, transfer or acquisition) for any fiscal year other than 2006, the figures in the tables set forth above shall be adjusted to reflect the projected percentage decrease (or increase) in Adjusted EBITDA resulting from the sale or disposal (or acquisition), so as to maintain the economic rights and benefits of the parties, such adjustment to be determined by agreement by the parties or, failing such agreement, by the Independent Expert.

          "Production Assets" has the meaning given to that term in the Contribution Agreement.

          "Purchase Accounting Adjustment Amount" shall have the meaning given to that term in the Contribution Agreement.

          "Put Period" shall mean the twelve (12) month period following the delivery to the Joint Venture of the audited financial statements of the Joint Venture for any of 2008, 2009 or 2010 in which Adjusted EBITDA of the Joint Venture equals or exceeds the amount set forth in Section 4.6.1(a) (or, if applicable, the period specified pursuant to Section 4.6.2).

          "Put Price" shall mean an amount equal to the sum of (1) the product of (i) the Nexans Shareholder's Percentage Interest, and (ii) the Initial Net Equity Value, plus (A) the Cumulative Adjusted Net Income, and (B) 100% of any and all post-Closing capital contributions to the JV Holding Company, minusany and all post-Closing distributions to the Shareholders by the JV Holding Company, plus (2) the Premium Amount, if any. Cumulative Adjusted Net Income shall be determined as of the date of the most recent audited annual or unaudited quarterly consolidated income statement of the Joint Venture at the relevant date.

          "Put Right" shall have the meaning given to such term in Section 4.6.1.

          "Registrable Securities" means shares of SE Common Stock issued or issuable to the Nexans Shareholder upon exercise of the Put Right; provided that any such securities shall cease to be Registrable Securities (i) if a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) if such securities shall have been transferred pursuant to Rule 144 under the Securities Act, (iii) at any time the total number of Registrable Securities held by the Nexans Shareholder may then be distributed by the holder in one transaction pursuant to Rule 144 under the Securities Act, (iv) at such time that such securities are no longer outstanding, or (v) upon the five (5) year anniversary of the date such shares of SE Common Stock are issued to the Nexans Shareholder.

          "Registration Expenses" shall mean all expenses (other than underwriting commissions and discounts and fees and expenses of accountants and legal counsel retained by Nexans or by the underwriters) relating to the registration, offer and sale of Registrable Securities pursuant to this Agreement including, without limitation, the following: (i) filing fees imposed by the Securities and Exchange Commission; (ii) the fees, disbursements and expenses of Superior's legal counsel and accountants in connection with the registration, offer and sale of the Registrable Securities to be disposed of under the Securities Act; (iii) all expenses of Superior and its agents and representatives in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus and final prospectus and amendments and supplements thereto and the mailing and delivery of a reasonable number of copies thereof to the Nexans Shareholder, underwriters and dealers and all actual expenses incidental to delivery of the Registrable Securities; (iv) the cost of producing blue sky memoranda (but specifically not including legal investment or foreign blue sky memoranda); (v) all expenses in connection with the qualification of the Registrable Securities to be disposed of for offering and sale under state securities laws; (vi) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Registrable Securities to be disposed of; (vii) the expenses of Superior's transfer agent and registrar appointed in connection with such offering; (viii) all engraving and printing expenses for the securities being offered; and (ix) all fees and expenses payable in connection with the listing of the Registrable Securities on each securities exchange or inter-dealer quotation system on which a class of common equity securities of Superior is then listed.

          "Right of First Refusal" shall mean the right of a Shareholder or the JV Holding Company to purchase the Subject Interest, as set forth in Section 4.2.

          "SE Common Stock" shall mean shares of common stock, par value $.01 per share, of Superior (or, in the event of any merger, consolidation, reclassification, share split or other change affecting the nature of Superior common stock, any securities listed on a U.S. national securities exchange or interdealer quotation system that shareholders of Superior are entitled to receive as a result of such change).

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shareholder" or "Shareholders" means, individually, the Essex Shareholder or the Nexans Shareholder and, collectively, the Essex Shareholder and the Nexans Shareholder.

          "Shelf Registration Statement" shall mean a "shelf" registration statement of Superior on Form S-3 for the offer and sale of Registrable Securities under Rule 415 of the Securities Act, or any successor or similar form or rule that may be adopted by the SEC.

          "Subject Interest" shall have the meaning set forth in Section 4.2 of this Agreement.

          "Subsidiary" shall mean, as to any Person, any Entity (i) of which such Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power or (ii) of which such Person possesses the right to elect fifty percent (50%) or more of the directors or Persons holding similar positions.

          "Superior Indenture" shall mean the Indenture, dated as of April 14, 2004, between Superior Essex Communications LLC, Essex Group, Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee, as amended or supplemented from time to time.

          "Territory" shall mean the countries listed on Schedule 1.1(B) attached hereto.

          "Third Party" shall mean any Person other than the Essex Shareholder, the Nexans Shareholder or any of their Affiliates.

          "Total Outstanding Shares" shall mean, from time to time, the number of Shares issued and outstanding.

          "Transfer" shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition or encumbrance, of any beneficial or economic interest in any Shares, including those by operation or succession of law, merger or otherwise, but excluding any transaction resulting in a Change in Control of Superior or Nexans.

ARTICLE 2
VOTING AGREEMENT

        Each Shareholder hereby agrees that (a) with respect to any vote by such Shareholder for the election of Directors (whether said vote shall be in writing, by consent or at a regular or special meeting), such Shareholder shall at all times vote for, or shall otherwise take such action as may be appropriate to cause the voting for, the election of the Essex Directors which are nominated by the Essex Shareholder or the Nexans Directors which are nominated by the Nexans Shareholder, as applicable, (b) at any time the number of Directors a Shareholder has the right to designate is reduced or terminated pursuant to the Articles, such Shareholder shall immediately cause the removal or resignation of one or more of its Directors sufficient to meet the requirements of the Article, and (c) it shall vote, or otherwise take such action as may be appropriate to cause the voting, as provided in Section 3.1.1.

ARTICLE 3
ADDITIONAL AGREEMENTS

        3.1.    Additional Capital Contributions; Loans.    The Shareholders shall not be obligated to make any additional capital contributions or loans to the JV Holding Company. In the case of the unavailability of funds under the Credit Facility, in accordance with the annual budget of the Joint Venture and as otherwise approved by the Board, the Board may request that the Shareholders make an additional capital contribution pursuant to Section 3.1.1 below or request loans from the Shareholders pursuant to Section 3.1.2 below.

        3.1.1  In the event that the Board determines that a capital call is necessary or desirable, the Board may ask each Shareholder to make a capital contribution to the JV Holding Company in an amount determined by the Board, pro rata in accordance with such Shareholder's Percentage Interest. The Board shall fix, and notify the Shareholders of, a date by which the Shareholder must respond to any such capital call, and the Shareholder shall, before such date, determine whether to make the requested capital contribution and notify the Board of such decision, but no Shareholder shall be required to make any such capital contribution. If any Shareholder chooses not to contribute its pro rata share, then the other Shareholder may contribute such share. If any Shareholder indicates its intention to contribute its pro rata share and the other Shareholder declines to do so, the first Shareholder may change its intention and decline to make such contribution. Each Shareholder that makes a requested capital contribution (other than a capital contribution required by Article II the Contribution Agreement) shall receive such number of additional Shares as is equal to the amount so contributed, divided by the Contribution Price Per Share immediately prior to such contribution. Each Shareholder agrees to vote in favor of any resolutions at a meeting of the shareholders or the Board (directly or through action by written consent), and the Parties agree to take such action or cause their Affiliates to take such action as may be necessary in order to give effect to the foregoing.

        3.1.2  In addition to or in lieu of making a capital call pursuant to Section 3.1.1, the Board may ask each Shareholder to make a loan to the JV Holding Company in an amount determined by the Board, pro rata in accordance with such Shareholder's Percentage Interest. The Board shall fix, and notify the Shareholders of, a date by which the Shareholders must respond to any such request, and the Shareholders shall, before such date, determine whether to make the requested loans and notify the Board of such decision, but no Shareholder shall be required to make any such loan. If any Shareholder indicates its intention to loan its pro rata share and the other Shareholder declines to do so, the first Shareholder may change its intention and decline to make such loan. If any Shareholder chooses not to loan its pro rata share, then the other Shareholder may loan such share. Any loans made pursuant to this Section 3.1.2 shall be on such market terms and conditions as are determined in good faith by the Board.

        3.2.    Competition; Non-Solicitation.

        3.2.1  Competition with the Joint Venture; Non-Solicitation.

    (a)
    Except as otherwise provided in this Section 3.2.1, for so long as a Shareholder owns any Shares and, in the case of the Nexans Shareholder, for a period of three (3) years thereafter (in any such case, the "Non-Compete Period"), neither the Shareholder nor Superior or Nexans (to the extent Superior or Nexans, as applicable, is the Parent Entity of such Shareholder) shall, and each shall cause its Affiliates not to, directly or indirectly (except through the Joint Venture) (1) engage in the Business in the Territory (a "Competitive Business"), (2) have an equity or profit interest in, advise or render services or lend money to any Person that is engaged in the Business in the Territory, (3) solicit any customer of the Joint Venture for the purpose of providing, distributing or selling products or services substantially similar to those provided by the Business in the Territory, (4) persuade or attempt to persuade any customer or supplier of the Joint Venture to terminate or diminish its relationship with the Joint Venture, (5) recruit or solicit or attempt to recruit or solicit any employee of the Joint Venture, (6) encourage any Person (other than the Joint Venture) to recruit or solicit any employee of the Joint Venture, or (7) otherwise encourage any employee of the Joint Venture to discontinue his or her employment by the Joint Venture.

    (b)
    Notwithstanding anything to the contrary in this Agreement, nothing shall restrict or prevent Superior, Nexans, a Shareholder or any of their Affiliates from conducting the following activities:

    (i)
    Superior, Nexans, each Shareholder and their respective Affiliates shall be permitted to conduct solicitations of the general public for employment not targeted specifically at employees of the Joint Venture;

    (ii)
    Subject to compliance with Section 3.3, Superior, Nexans, a Shareholder or any Affiliate thereof may acquire any business or opportunity (an "Acquired Business") which constitutes a Competitive Business, so long as it is not principally engaged in a Competitive Business (if such acquisition occurs during the Non-Compete Period). For purposes hereof, "principally engaged in a Competitive Business" means that thirty percent (30%) or more of the annual revenues of the Acquired Business for its immediately preceding fiscal year are generated from sales by the division, segment or portion of the Acquired Business which is engaged in the Competitive Business (the "Competing Portion").

    (iii)
    SDS France and SDS Benelux shall be permitted to continue their distribution activities (being the resale of magnet wire and related products) as conducted on the date hereof.

      (iv)
      Nexans Iberia shall be permitted to continue its activities as agent and distributor for Flytex as conducted on the date hereof, for so long as Flytex continues or maintains such arrangements.

      (v)
      Nexans Tianjin Magnet Wire and Cables Co., Limited shall be permitted to continue to export Permitted Chinese Products to customers in the Territory in the maximum volumes set forth in Schedule 1.1(A) attached hereto.

      (vi)
      Essex Group, Inc. and its Affiliates shall be permitted to continue to export the products described on Schedule 3.2.1 to the customers in the Territory and in the maximum volumes set forth opposite each such customer product on such Schedule 3.2.1.

  Notwithstanding the foregoing, if a Shareholder ceases to own at least ten percent (10%) of the Total Outstanding Shares, the other Shareholder and its Affiliates (including, without limitation, Superior and Nexans, as applicable) will no longer be subject to the competition restrictions contained in this Section 3.2.1.

          3.2.2    Competition with other Shareholder.    Neither Shareholder shall, in its individual capacity or otherwise, be prohibited or restricted from competing in any respect with the other Shareholder.

        3.3.    Purchase of Acquired Business.    In the event that Superior, Nexans, a Shareholder or any Affiliate thereof desires to acquire an Acquired Business which is engaged in a Competitive Business during the Non-Compete Period, it shall first offer the JV Holding Company the right to acquire the Competing Portion. Such Person shall not be permitted to acquire such Acquired Business unless the JV Holding Company declines such opportunity or is not financially capable of acquiring the Competing Portion. In the event Superior, Nexans, a Shareholder or any Affiliate thereof desires to acquire during the Non-Compete Period, directly or indirectly through an Affiliate, an Acquired Business which constitutes a Competitive Business (the "Acquiring Shareholder"), the Acquiring Shareholder or the Affiliate shall provide written notice thereof to the JV Holding Company and the other parties hereto (which notice shall be provided not later than 60 days prior to the scheduled closing date of such acquisition or, if later, the date of the first public announcement of such acquisition), specifying the purchase price and other material terms and conditions of the proposed transaction. Upon receipt of such notice, the JV Holding Company shall have 60 days to notify the Acquiring Shareholder or its Affiliate if it desires to acquire the Competing Portion, provided that if the purchase price has not been finally determined as provided below, such period shall commence on the date of such final determination. If the JV Holding Company does not so notify the Acquiring Shareholder or its Affiliate, the Acquiring Shareholder or its Affiliate may acquire the Acquired Business on the terms and conditions specified in the notice provided to the JV Holding Company and the other parties hereto. If the JV Holding Company desires to acquire the Competing Portion and provides timely notice thereof to the Acquiring Shareholder or its Affiliate, the Acquiring Shareholder or its Affiliate shall cooperate with the JV Holding Company in connection with the consummation thereof. The price for any such acquisition by the JV Holding Company shall be the fair market value of the Competing Portion of the Acquired Business, as determined by mutual agreement between the Shareholders or, failing such agreement within 60 days (or such longer period as may be agreed to by the Shareholders), by the Independent Expert. For purposes of the foregoing, if the enterprise value of the Acquired Business is considered relevant by the Independent Expert in determining the fair market value of the Competing Portion, such enterprise value shall be deemed to be the price paid by the Acquiring Shareholder or its Affiliate for the Acquired Business (excluding any debt assumed). If the last date on which the JV Holding Company may give notice of its desire to acquire the Competing Portion is after the scheduled closing date of the acquisition, or if the price for the purchase by the JV Holding Company is not finally determined by the scheduled closing date of the acquisition, the Acquiring Shareholder or its Affiliate may acquire the entire Acquired Business, in which case the Acquiring Shareholder or its Affiliate, if it receives timely notice from the JV Holding Company of its desire to acquire the Competing Portion, shall transfer the Competing Portion to the JV Holding Company as promptly as reasonably practicable following the receipt of such notice or the determination of the price, as the case may be. If, pursuant hereto, the Acquiring Shareholder or an Affiliate thereof acquires an Acquired Business which is engaged in a Competitive Business, then during the Non-Compete Period, (i) it shall not, unless (and solely to the extent) required by applicable law, use the name "Nexans" in the conduct of such business, (ii) it shall use its reasonable best efforts to organize its activities so that the use of the name "Nexans" shall not be required by applicable law, and (iii) if the use of the name "Nexans" is required by applicable law, it shall conduct the business (including the use of trade names or product names) without the name "Nexans" to the extent permitted by applicable law. Notwithstanding the foregoing, if a Shareholder ceases to own at least ten percent (10%) of the Total Outstanding Shares, the other Shareholder and its Affiliates (including, without limitation, Superior and Nexans, as applicable) will no longer be subject to the restrictions contained in this Section 3.3.

        3.4.    Information and Access.    The JV Holding Company shall provide the Shareholders reasonable access to its facilities, books and records and its officers and employees (and the facilities, books and records and officers and employees of its Subsidiaries), including access by their auditors, in particular to verify calculation of EBITDA, Adjusted EBITDA, payments to be made under Section 2.6 and 2.7 of the Contribution Agreement and the Cumulative Adjusted Net Income, during regular business hours and upon reasonable notice, to the extent that such access does not unreasonably interfere with the conduct of its business or operations; provided, that no Shareholder shall be entitled to such access unless it owns at least 10% of the Total Outstanding Shares (except that the Nexans Shareholder may continue to have such access for purposes of verifying the calculation of the Put Price). So long as Participations (or any other Subsidiary of Nexans) owns at least 20% of the Total Outstanding Shares or otherwise is required to account for the JV Holding Company under the equity method in its consolidated financial statements in accordance with International Financial Reporting Standards, the JV Holding Company shall provide the Nexans Shareholder with all information reasonably required to permit Nexans to account for the JV Holding Company in such manner. So long as Essex Netherlands holds a majority of the Total Outstanding Shares, Essex Netherlands shall cause the JV Holding Company to comply with its obligations under this Section 3.4.

ARTICLE 4
TRANSFER RESTRICTIONS

        4.1.    Transfer Restrictions.    Each Shareholder agrees that it shall not Transfer any Shares, except in accordance with the terms of this Agreement. Any Transfer of any Shares other than in accordance with this Agreement shall be null and void.

          4.1.1    Lock-Up Period.    Prior to the expiration of the Lock-Up Period, the Shareholders shall not Transfer or solicit any Transfer of any Shares without the prior written consent of the non-transferring Shareholder, which consent may be withheld in such non-transferring Shareholder's sole discretion. After the expiration of the Lock-Up Period, either Shareholder may, subject to the restrictions on Transfer contained in this Article 4 (including, without limitation, Section 4.2), Transfer all or any portion of its Shares to a Third Party without the necessity of obtaining the prior written consent of the other Shareholder. Notwithstanding anything herein to the contrary, a Shareholder shall not be subject to the Transfer restrictions set forth in this Article 4 if the other Shareholder does not own at least ten percent (10%) of the Total Outstanding Shares.

          4.1.2    Permitted Transfers.    Notwithstanding anything in Section 4.1.1 to the contrary, a Shareholder shall be permitted to Transfer some or all of its Shares to a Parent Entity (of which the Shareholder is a wholly-owned Subsidiary) or a wholly-owned direct or indirect Subsidiary of the Shareholder, without the necessity of obtaining the prior written consent of the other Shareholder (a "Permitted Transfer").

          4.1.3    Agreement to be Bound.    In all circumstances (including Section 4.1.2), a Transfer of Shares shall be given effect by the JV Holding Company only upon receipt of the written agreement of the recipient of the transferred Shares to be bound by the terms and conditions of this Agreement. The transferor shall remain liable for all obligations and undertakings incurred under this Agreement prior to the date on which such Transfer shall become effective.

          4.1.4    Effect of Transfer.    Upon any Transfer of all of a Shareholder's Shares, the transferring Shareholder will have no continuing rights under this Agreement but shall continue to be bound by the obligations hereunder and under any Ancillary Agreements to which it is a party, in accordance with their terms. Without limiting the foregoing, (i) in the event of a Permitted Transfer pursuant to Section 4.1.2, the transferring Shareholder shall be responsible for ensuring the compliance by the transferee Shareholder of its obligations under this Agreement, and (ii) in the event of any other Transfer, the transferring Shareholder shall be responsible for (se porte fort) ensuring the compliance by the transferee Shareholder of its obligations under Section 4.6.

        4.2.    Right of First Refusal.    If, following the expiration of the Lock-Up Period, a Shareholder (the "Selling Party") receives a bona-fide written offer by a Third Party to purchase all or a portion of the Selling Party's Shares (the "Subject Interest") that the Selling Party desires to accept, the Selling Party shall promptly (but not more than five (5) days after receipt of such offer) deliver notice (the "Proposed Transfer Notice") to the JV Holding Company and the other Shareholder (the "Non-Selling Party") stating that the Selling Party proposes to Transfer the Subject Interest. The Proposed Transfer Notice shall (i) specify the purchase price and other material terms of the Transfer of the Subject Interest, (ii) identify the proposed purchaser, (iii) specify the date scheduled for the Transfer (which date shall not be less than ninety (90) days after the date the Proposed Transfer Notice is delivered) and (iv) have attached thereto a copy of the bona fide offer and any ancillary agreements containing terms and conditions of the sale of the Subject Interest. Within forty-five (45) days after receipt of a Proposed Transfer Notice, the Non-Selling Party will have the right to elect to purchase the Subject Interest being sold (in whole but not in part), on terms and conditions no less favorable to the Selling Party than those set forth in the Transfer Notice; provided, that if such terms and conditions include (i) non-cash assets or (ii) non-financial requirements that, in either case, would be impracticable to satisfy, then such Non-Selling Party shall not be required to satisfy such terms, conditions and requirements, and the purchase price for the Subject Interest will include an amount equal to the fair market value of such non-cash assets. If the Non-Selling Party declines to purchase the Subject Interest, then, to the extent permitted by applicable law, the JV Holding Company will have the right, exercisable within ninety (90) days after receipt of the Proposed Transfer Notice, to purchase the entire Subject Interest, on the same terms on which the Non-Selling Party would have been able to purchase the Subject Interest. If the Non-Selling Party or the JV Holding Company elects to purchase the Subject Interest (the "Electing Party"), the Selling Party and the Electing Party shall use reasonable efforts to consummate the closing of the purchase of the Subject Interest as soon as reasonably practicable and in any event within ninety (90) calendar days after receipt of the Proposed Transfer Notice (the "ROFR Termination Date"), provided that, if the closing does not occur by the scheduled ROFR Termination Date due to the failure to receive any required approvals or consents of a Governmental Entity, the ROFR Termination Date may be extended by either the Selling Party or the Electing Party until such approvals are received, but in no event for a period of more than one hundred eighty (180) calendar days after receipt of the Proposed Transfer Notice, subject to Sections 4.3 and 4.4 below. If the Right of First Refusal is not exercised by the Electing Party as to the entire Subject Interest or the entire Subject Interest is not purchased from the Selling Party prior to the ROFR Termination Date, as adjusted for any extension thereto, then the Selling Party may, within one hundred and twenty (120) days thereafter, sell the Subject Interest to the proposed purchaser identified in the Proposed Transfer Notice on the terms set forth therein. For purposes hereof, a Proposed Transfer Notice will not be deemed to have been received unless the Proposed Transfer Notice contains all of the items described in the foregoing clauses (i), (ii), (iii) and (iv) of this Section 4.2.

        4.3.    Tag-along Right.    If, following the expiration of the Lock-Up Period, the Essex Shareholder desires to Transfer any of its Shares to a Third Party, the Nexans Shareholder will have the right to sell to the Third Party purchaser identified in the Proposed Transfer Notice a portion of the Subject Interest, from the Nexans Shareholder's Shares, equal to the Subject Interest multiplied by the Nexans Shareholder's Percentage Interest (the "Tag-along Right"). If the Nexans Shareholder elects to exercise the Tag-along Right, it shall provide to the JV Holding Company and the Essex Shareholder written notice of such election (the "Tag-along Election Notice") within forty-five (45) days following receipt of the Proposed Transfer Notice, and Essex shall arrange for the inclusion of the Nexans Shareholder's Shares in such sale. Any sale pursuant to this Section 4.3 shall be consummated by the date specified by the Essex Shareholder for the sale of its Shares and on the same terms and conditions as, or on terms and conditions no less favorable to the Nexans Shareholder than, those set forth in the Proposed Transfer Notice. Notwithstanding anything herein to the contrary, in connection with any sale pursuant to this Section 4.3, the Nexans Shareholder shall not be required to comply with any selling conditions not related to the Nexans Shareholder's status as a shareholder of the Joint Venture.

        4.4.    Drag-along Right.    In the event that, following the expiration of the Lock-Up Period, a Third Party desires to purchase all of the Essex Shareholder's Shares and such Third Party requires, as a condition to such purchase, that it acquire all of the issued and outstanding Shares, the Nexans Shareholder shall sell its Shares (a) to such Third Party on the same terms and conditions as, or on terms and conditions no less favorable to the Nexans Shareholder than, those set forth in the Proposed Transfer Notice, or (b) to the Essex Shareholder at a purchase price equal to the Call Price, if the Call Price is greater than the purchase price set forth in the Proposed Transfer Notice and the Put Right has become exercisable pursuant to Section 4.6.1 and has not expired (the right to require the Nexans Shareholder to sell its Shares pursuant to this Section 4.4 being referred to as the "Drag-along Right"). Notwithstanding anything herein to the contrary, in connection with any sale pursuant to this Section 4.4, the Nexans Shareholder shall not be required to (1) make representations or warranties to or indemnify such Third Party for any matters other than the ownership by such Nexans Shareholder of its Shares and the authority of such Nexans Shareholder to enter into the contemplated transaction, or (2) comply with any selling conditions not related to the Nexans Shareholder's status as a shareholder of the Joint Venture.

        4.5.    Limitation on the Right of First Refusal, Tag-along Right and Drag-along Right.    The Right of First Refusal, Tag-along Right and Drag-along Right described above shall not apply to Permitted Transfers.

        4.6.    Nexans Put Right.

          4.6.1    Terms of Put Right.

            (a)   If Adjusted EBITDA of the Joint Venture equals or exceeds €14,000,000 in 2008, 2009 or 2010, the Nexans Shareholder shall have the right to require the purchase of all, but not less than all, of its Shares (the "Put Right") for an amount equal to the Put Price. In the event that there is a sale or disposal (or acquisition) of Production Assets (whether directly or indirectly through the sale, disposal or acquisition of a Person that owns Production Assets) which would, or is reasonably likely to, result in a reduction (or increase) in projected Adjusted EBITDA (as set forth in the latest budget and business plan of the Joint Venture approved by the Board most recently prior to such sale, disposal or acquisition) for any such fiscal year, the figures of €14,000,000 shall be adjusted to reflect the projected decrease (or increase) in Adjusted EBITDA resulting from the sale or disposal (or acquisition), so as to maintain the economic rights and benefits of the parties, such adjustment to be determined by agreement by the parties or, failing such agreement, by the Independent Expert.

            (b)   The Put Right shall be exercisable during the Put Period by providing written notice thereof to the JV Holding Company and the Essex Shareholder, and the purchase of the

    Nexans Shareholder's Shares in connection therewith shall be consummated within 120 days following the receipt by the JV Holding Company and the Essex Shareholder of such notice, provided, that in the event that either party requests the appointment of an Independent Expert to determine the financial or accounting parameters necessary to determine whether the Put Right is exercisable or the amount of the Put Price, such 120 day period shall begin on the date of the Independent Expert's determination, and not on the date such notice is given. At the election of the Essex Shareholder, the Put Price shall be payable by the JV Holding Company (to the extent permitted by applicable law and, if the Subordinated Note is then outstanding, to the extent that such payment would not result in an event of default, a termination event or similar event in respect of any Senior Indebtedness (as defined in the Subordinated Note)) in cash or by the Essex Shareholder in cash or in shares of common stock of Superior ("SE Common Stock"), determined as provided below; provided, however, that the Essex Shareholder may not elect to pay the Put Price in SE Common Stock if, at such time, there has occurred an Insolvency Event or the shares of SE Common Stock are not, on the date of payment of the Put Price, listed for trading on any United States national securities exchange or automated dealer quotation system. If the Put Price shall be paid in SE Common Stock, (i) the portion of the Put Price payable in SE Common Stock shall be increased by (x) 5% if the Shelf Registration Statement is effective as of the date of payment of the Put Price, or (y) 15% if the Shelf Registration Statement is not effective within sixty (60) days following the date of payment of the Put Price (in which case the final number of shares to be delivered shall be determined on the earlier of the last day of such 60-day period, or the date of effectiveness of such Shelf Registration Statement), (ii) the number of shares of SE Common Stock to be delivered shall be equal to the relevant portion of the Put Price (increased as provided in clause (i)), divided by the average of the daily closing trading prices of SE Common Stock for the twenty (20) consecutive trading days ending at the close of trading on the day preceding the Put Closing Date, and (iii) the Put Price shall be required to be paid in cash by the Essex Shareholder or the JV Holding Company (to the extent permitted as provided above) to the extent the aggregate value of the SE Common Stock issuable to the Nexans Shareholder would otherwise exceed (x) the Initial Net Equity Value (as increased by the Premium Amount, if any), multiplied by 40%, or (y) 7.5% of the total issued and outstanding shares of SE Common Stock on a fully diluted basis (or 10%, if the SE Common Stock is delivered after the initially scheduled date of payment of the Put Price because the Shelf Registration Statement is not effective as of such date). If the Put Price is to be paid in shares of SE Common Stock and the Shelf Registration Statement is not effective as of the scheduled date of payment of the Put Price, Superior shall on such date issue to the Nexans Shareholder such number of shares of SE Common Stock as is equal to the relevant portion of the Put Price, increased by 5%, divided by the average of the daily closing trading prices of the SE Common Stock for the twenty (20) consecutive trading days ending at the close of trading on the day preceding the Closing Date. The number of any additional shares of SE Common Stock to be issued to the Nexans Shareholder shall be determined pursuant to clause (i)(y) of this Section 4.6.1. If the Put Price is to be paid with SE Common Stock, on each date of payment, Superior shall deliver to, or to the order of, the Nexans Shareholder a certificate or certificates representing the number of shares of SE Common Stock required to be delivered as provided above.

          4.6.2        Acceleration of Put Right.

    (a)
    The Put Right shall, subject to the provisions of Section 4.6.2(b), become immediately exercisable in the event that:

    (i)
    Superior or one or more of its Affiliates causes the Joint Venture to become a guarantor of, or to pledge its assets to secure, indebtedness of Superior or its

        Affiliates (other than the JV Holding Company or its Subsidiaries) for borrowed money under any indenture or financing agreement; or

      (ii)
      Superior or one or more of its Affiliates (other than the JV Holding Company or its Subsidiaries), enters into an indenture or financing agreement that prohibits the Joint Venture from: (x) paying dividends; (y) making any payments required under the Subordinated Note or under any promissory note issued pursuant to Section 2.6 of the Contribution Agreement; or (z) borrowing money or selling receivables under a factoring arrangement in an amount at least equal to €35 million; or

      (iii)
      Superior or one or more of its Affiliates enters into an indenture or financing agreement that prohibits Superior from issuing new shares of SE Common Stock in payment of the Put Price pursuant to Section 4.6.1.

    (b)
    Superior shall notify Nexans promptly upon the occurrence of any of the events described in Section 4.6.2(a). In the event Nexans has not been notified of any such event, but believes that such an event has occurred, Nexans may notify Superior thereof. Upon delivery of either such notice, Superior shall have four months to cause the (x) removal of any guaranty or pledge described in Section 4.6.2(a)(i) or (y) the removal of the restrictions described in Section 4.6.2(a)(ii) or (iii), or, alternatively with respect to the restriction described in Section 4.6.2(a)(ii)(y), pay or cause the repayment of all amounts due under any such promissory note. For purposes of this Section 4.6.2, the "Put Period" shall be the twelve (12) month period beginning on the date the four month cure period described in this Section 4.6.2(b) expires. If the Nexans Shareholder does not exercise the Put Right during the Put Period, the Put Right shall continue in effect pursuant to Section 4.6.1 as if no acceleration had occurred, and any reference in this Agreement to the expiration of the Put Right shall be considered a reference to Section 4.6.1. Notwithstanding anything to the contrary in this Section 4.6.2, the Put Period referred to in this Section 4.6.2 shall not in any case extend beyond the Put Period referred to in Section 4.6.1.

          4.6.3    Acceleration of the Subordinated Note.    If, on the date the Put Price is required to be paid to the Nexans Shareholder pursuant to Section 4.6.2, there remains any balance outstanding under the Subordinated Note, such balance shall become immediately due and payable and, if not repaid by the Joint Venture on such date, the Subordinated Note shall be purchased by Superior in cash at a price equal to its outstanding principal amount plus interest accrued and unpaid through the date of purchase.

          4.6.4    Nexans Restrictions.

    (a)
    Nexans covenants and agrees that neither it nor any of its Affiliates (other than the JV Holding Company or its Subsidiaries) shall:

    (i)
    cause the Joint Venture to become a guarantor of, or to pledge its assets to secure, indebtedness of Nexans or its Affiliates (other than the JV Holding Company or its Subsidiaries) for borrowed money under any indenture or financing agreement; or

    (ii)
    enter into an indenture or financing agreement that prohibits the Joint Venture from: (x) paying dividends; or (y) borrowing money or selling receivables under a factoring arrangement in an amount at least equal to €35 million.

    (b)
    Nexans shall notify Superior promptly upon the occurrence of any of the events described in Section 4.6.4(a). In the event Superior has not been notified of any such event, but believes that such an event has occurred, Superior may notify Nexans thereof. Upon delivery of either such notice, Nexans shall have four months to cause the (x) removal of any guaranty or pledge described in Section 4.6.2(a)(i) or (y) the removal of the restrictions described in Section 4.6.4(a)(ii).

          4.6.5    Registration Rights.

    (a)
    Piggy-back Registration.    If the Put Price is paid in shares of SE Common Stock, and Superior proposes to register any of its common equity securities (but not including debt instruments or preferred stock convertible into its common equity securities with a conversion premium of at least 20%) (collectively, "Other Securities") under the Securities Act (other than a registration on Form S-4 or S-8 or any successor forms thereto), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale for cash to the public under the Securities Act, it will each such time give prompt written notice to the Nexans Shareholder of its intention to do so at least ten (10) days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer the Nexans Shareholder the opportunity to include in such registration statement such number of Registrable Securities not then covered by an effective Shelf Registration Statement as the Nexans Shareholder may request. Upon the written request of the Nexans Shareholder, made no later than 5:00 p.m. Atlanta, Georgia time on the fifth (5th) day after the receipt of Superior's notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), Superior shall use its reasonable best efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which Superior has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered; provided that:

    (i)
    if at any time after giving written notice of its intention to register any securities and prior to the effective date of such registration, Superior shall determine for any reason not to register or to delay registration of such securities, Superior may, at its election, give written notice of such determination to the Nexans Shareholder and, thereupon, (1) in the case of a determination not to register, Superior shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (2) in the case of a determination to delay such registration, Superior shall be permitted to delay registration of any Registrable Securities requested to be included in such registration for the same period as the delay in registering such Other Securities;

    (ii)
    if the registration referred to in the first sentence of this Section 4.6.5(a) is to be an underwritten registration, and the managing underwriter advises Superior in writing that, in such firm's opinion, such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, Superior shall include in such registration: (1) first, all securities Superior proposes to sell for its own account ("Superior Securities") if Superior Securities are proposed to be included in such registration, (2) second, such number of Registrable Securities requested to be included in such registration pursuant to this Agreement and securities of other Persons with the right pursuant to agreements with Superior to require that their securities be included in such registration, pro rata on the basis of the estimated proceeds from the sale thereof, and (3) third, all other securities proposed to be registered; and

    (iii)
    Superior shall not be required to effect any registration of Registrable Securities under this Section 4.6.5(a) incidental to the registration of any of its securities in connection with mergers, acquisitions, dividend reinvestment plans or stock option or award or other executive or employee benefit or compensation plans.

    (b)
    Shelf Registration.    If the Put Price is to be paid in whole or in part in SE Common Stock, then Superior shall file with the SEC, as quickly as reasonably practicable after the notice of exercise of the Put Right is delivered by the Nexans Shareholder, and thereafter shall use its commercially reasonable best efforts to cause to be declared effective as promptly as reasonably practicable, a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Nexans Shareholder from time to time in accordance with the methods of distribution elected by the Nexans Shareholder participating in such registration and set forth in such Shelf Registration Statement. Subject to Superior's right to suspend sales pursuant to Section 4.6.5(e), Superior shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming a part thereof to be usable by the Nexans Shareholder for a period of two (2) years from the date on which such Registrable Securities are delivered to the Nexans Shareholder or for such shorter period that will terminate when all Registrable Securities cease to be Registrable Securities (the "Effectiveness Period"); provided, however, that the Effectiveness Period in respect of the Shelf Registration Statement shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements under the Securities Act and as otherwise provided herein.

    (c)
    Demand Registration.    If for any reason Superior is not eligible to file a Shelf Registration Statement or is unable to achieve or maintain the effectiveness of a Shelf Registration Statement for the period set forth in Section 4.6.5(b) above, the Nexans Shareholder may, by written notice to Superior, require Superior to register all or part of the Registrable Securities (but no less than one-third of the initial amount Registrable Securities or such lower number as represents the total number of Registrable Securities held by the Nexans Shareholder) on Form S-1 or such other form as may be appropriate under the rules and regulations of the U.S. Securities and Exchange Commission. Upon receipt of such notice, Superior shall file such registration statement as promptly as reasonably practicable and shall use its reasonable best efforts to have such registration statement declared effective as promptly as reasonably practicable. The Nexans Shareholder may not make more than one request for registration pursuant to this paragraph (c). All such requests must be made within the Effectiveness Period.

    (d)
    Expenses.    Superior shall pay all Registration Expenses attributable to the inclusion of Registrable Securities in an offering pursuant to this Section 4.6.5.

    (e)
    Matters Related to Resales.    Superior shall provide reasonable cooperation to the Nexans Shareholder in connection with the sale of its Registrable Securities, at the Nexans Shareholder's expense (except as provided in clause (d) above), including entering into a customary underwriting agreement (including a customary indemnity in favor of the underwriters and the Nexans Shareholder, as selling shareholder), delivery of customary legal opinions and accountants' comfort letters, and provision of reasonable access to the Nexans Shareholder, its underwriters and their respective legal counsel for purposes of conducting reasonable due diligence. In connection with the proposed sale of Registrable Securities pursuant to this Section 4.6.5 or the acceleration of the effectiveness of any shelf or other registration statement covering any proposed sale of such Registrable Securities, if Superior believes that it would be inappropriate to proceed with the sale or the effectiveness of any registration statement related thereto due to the imminence of a material announcement or because the prospectus included in the relevant registration statement may contain an untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not misleading, Superior shall notify the Nexans Shareholder to such effect, in which case Superior shall not be required to request acceleration of effectiveness of the registration statement and/or the Nexans Shareholder shall not proceed with the sale until the date on which Superior notifies the Nexans Shareholder that the relevant circumstance no longer exists (whether as a result of the occurrence of the relevant announcement, an amendment or supplement of the prospectus or otherwise). Superior shall have the right to postpone the effectiveness of a registration statement or suspend sales pursuant to this clause for a consecutive period of not more than ninety (90) days and for not more than 120 days in any aggregate twelve-month period.

        4.7.    Essex Call Right.    At any time following the one (1) year anniversary of the Closing, the Essex Shareholder or the JV Holding Company (at the election of the Essex Shareholder, to the extent permitted by applicable law) shall have the right to purchase all, but not less than all, of the Shares owned by the Nexans Shareholder (the "Call Right") for a purchase price equal to the Call Price, which shall be payable in cash. The Call Right shall be exercisable by providing written notice thereof to the JV Holding Company and the Nexans Shareholder and the purchase of the Nexans Shareholder's Shares in connection therewith shall be consummated within sixty (60) days following the receipt by the Nexans Shareholder of such notice.

        4.8.    Change of Control.    Prior to the occurrence of a Change of Control of a Nexans Shareholder, Nexans shall cause such Shareholder to Transfer all of its Shares to Nexans or an Affiliate thereof. Prior to the occurrence of a Change of Control of an Essex Shareholder, Essex shall cause such Shareholder to Transfer all of its Shares to Superior or an Affiliate thereof.

ARTICLE 5
TERMINATION

        5.1.    Termination.    This Agreement shall terminate upon the first to occur of the events set forth in this Section 5.1:

          5.1.1    Written Consent.    The written consent of all of the Shareholders.

          5.1.2    Unlawful to Continue.    The occurrence of any event which makes it unlawful for the JV Holding Company to be continued.

          5.1.3    Order of Dissolution.    The issuance of a decree by any court of competent jurisdiction that the JV Holding Company be dissolved and liquidated.

          5.1.4    Termination Date.    The ninety-ninth anniversary of the execution of this Agreement.

        5.2.    Right to Acquire Shares.    Upon the occurrence of any event described in Section 5.1.1 or 5.1.2, the Essex Shareholder shall have the right to acquire all of the Nexans Shareholder's Shares for a purchase price equal to the Call Price, payable in cash. Essex shall exercise such right by providing written notice thereof to the Nexans Shareholder. The closing of such purchase shall occur as soon as reasonably practicable following the delivery of such notice and, in any event, within 120 days thereafter.

        5.3.    Effect of Termination; Survival.    In the event of a termination, this Agreement and the provisions set forth herein, except Articles 1, 5, 6 and 7 and Section 3.2 which shall survive indefinitely, shall terminate automatically without any action by any party.

ARTICLE 6
DISPUTE RESOLUTION

        Any dispute arising out of or relating in any way to this Agreement or the breach thereof shall be resolved in accordance with the procedures specified in the Contribution Agreement, which shall be the sole and exclusive procedures for the resolution of any such dispute.

ARTICLE 7
MISCELLANEOUS

        7.1.    Governing Law.    This Shareholders' Agreement and the rights and obligations of the Shareholders shall be governed by and construed in accordance with and subject to the laws of the French Republic.

        7.2.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first calendar day following the date of delivery in person or by telecopy (in each case with telephonic confirmation of receipt by the addressee), (ii) on the first calendar day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery or (iii) on the first calendar day that is at least five (5) days following deposit in the mails, if sent by first class mail, to the Shareholders at the following addresses (or at such other address for a Shareholder as shall be specified by like notice):

  If to the Essex Shareholder:

    c/o Superior Essex Inc.
    150 Interstate North Parkway
    Atlanta, Georgia 30339
    Attention: Barbara L. Blackford
    Facsimile: (770) 657-6479

  with a copy to:

    Paul, Hastings, Janofsky & Walker
    600 Peachtree Street, Suite 2400
    Atlanta, Georgia 30308
    Attention: Frank Layson
    Facsimile: (404) 815-5206

  If to the Nexans Shareholder:

    Nexans
    16, rue de Monceau
    75008 Paris
    France
    Attention: Patrick J. Noonan
    Facsimile: 33 1 56 69 8636

  with a copy to:

    Cleary, Gottlieb, Steen & Hamilton LLP
    12, rue de Tilsitt
    75008 Paris
    Attention: Andrew A. Bernstein
    Facsimile: 33 1 45 63 66 37

  If to the JV Holding Company

    Altensys SAS L Européen-Parc Tertiaire de la Croix
    rue Jean Monnet—60200
    Compiégne, France
    Attention: Renaud Fauvarque
    Facsimile: 33 3 44 30 52 96

        7.3.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        7.4.    Counterparts.    For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

        7.5.    Headings.    All Section headings are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

        7.6.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors and permitted assigns and shall not be assignable except to the extent expressly permitted hereby and any purported assignment of this Agreement, any rights hereunder or any Shares in violation of this Agreement shall be null and void and of no force or effect.

        7.7.    Entire Agreement; Waiver.    This Agreement (including any Schedules hereto) and the Ancillary Agreements (including any exhibits and schedules thereto), supersede all prior agreements, written or oral, among the Shareholders with respect to the subject matter hereof and thereof and contain the entire agreement among the Shareholders with respect to the subject matter hereof and thereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the JV Holding Company and each Shareholder owning more than ten percent (10%) of the Total Outstanding Shares. No waiver of any provisions hereof by any Shareholder shall be deemed a waiver of any other provisions hereof by any such Shareholder, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Shareholder.

        7.8.    No Relief of Liabilities.    The Transfer by a Shareholder of any Shares owned by such Shareholder shall not relieve such Shareholder of any liabilities or obligations to the JV Holding Company or any other Shareholder, as the case may be, that arose or accrued prior to the date of such Transfer.

        7.9.    Further Assurances.    Each Shareholder shall at any time, and from time to time, execute and deliver such additional instruments and other documents and shall at any time, and from time to time, take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

        7.10.    Third Party Beneficiaries.    NOTHING IN THIS SHAREHOLDERS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

(Signatures appear on following page)

        IN WITNESS WHEREOF, the Parties hereto have executed this Shareholders Agreement as of the date first written above.

SUPERIOR ESSEX INC.
By:
Name:
Title:
SE HOLDING, C.V.
By:	Superior China Magnet Wire GP Inc., its general partner
By:
Name:
Title:
NEXANS
By:
Name:
Title:
NEXANS PARTICIPATIONS
By:
Name:
Title:
ALTENSYS SAS
By:
Name:
Title:

Schedule 1.1(A)

Permitted Chinese Products

Product	Customer	Annual Volume
CTC	Siemens AG and Affiliates in the Territory ("Europe")	450 tons

Schedule 1.1(B)

Territory

Austria	Slovakia
Belgium	Spain
Cyprus	The Netherlands
Denmark	United Kingdom
Estonia	Sweden
Finland	Bulgaria
France	Croatia
Germany	Romania
Greece	Norway
Hungary	Switzerland
Ireland	Czech Republic
Italy	Slovenia
Latvia
Lithuania
Luxembourg
Malta
Poland
Portugal

Exhibit 3.2.1

Permitted Exports by Essex

Customer	Volume (tonnes)	Products
Smith BV	2	Soderson
Brucittori	2	UltraShield Plus
Control Techniques	34	UltraShield Plus
Visteon	12	Soderon 155
Mawdsleys	6	UltraShield Plus
Vishay	2	Allex
Huntley Health Care	7	Soderon 155
Transformer Rectifiers	5	GPMR Rectangular
Houchin	4	GPMR Rectangular
Siga Electronics	3	GPMR Rectangular
EMD	6	Thermalex
Pontiac Coils	15	Soderon/Thermalex
Nuvotem	3	Soderon/Thermalex
Others	5	Soderon/Thermalex

QuickLinks

  Exhibit 10.1